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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
          OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            CALCOMP TECHNOLOGY, INC.

                        (Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware)


     CalComp Technology, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the first sentence of Article 4 of the Corporation's Fourth Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

             The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000) shares, of which One Hundred Twenty-Five Million (125,000,000) shares of the par value of One Cent ($.01) per share, amounting in the aggregate to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), shall be Common Stock and Five Million (5,000,000) shares of the par value of One Cent ($.01) per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000), shall be Preferred Stock .

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 6th day of July, 1998.
                  ---

                                          CALCOMP TECHNOLOGY, INC.


                                          By:  _________________________
                                               John C. Batterton
                                               Chief Executive Officer

Attest:

_________________________
William F. Porter, Jr.